Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-1
(Form Type)
SoFi Technologies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, $0.0001 par value per share(2)	Other	82,792,887	$10.35	(3)	$856,906,380	$0.0000927	$79,435.22
		Total Offering Amounts					$856,906,380		$79,435.22
		Total Fees Previously Paid					—		—
		Total Fee Offsets					—		—
		Net Fee Due					$856,906,380		$79,435.22
(1)Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)Represents the resale of (i) 338,707 shares of common stock issued in connection with our 8 Limited transactions and (ii) 82,454,180 shares of common stock issued or reserved for issuance in connection with our acquisition of Technisys SA.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low selling prices of common stock on February 25, 2022, as reported on the Nasdaq Global Select Market.

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
Equity	Common stock, $0.0001 par value per share(1)	470,681,133	$9,832,528,868	S-1	333-257092	June 24, 2021
Other	Warrants(2)	20,170,990	$158,342,272	S-1	333-257092	June 24, 2021
Equity	Common stock underlying warrants(3)	28,125,000	$323,437,500	S-1	333-257092	June 24, 2021
Equity	Common stock underlying warrants(4)	12,170,990	$107,834,971	S-1	333-257092	June 24, 2021
Equity	Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock(5)	3,234,000	$323,400,000	S-1	333-257092	June 24, 2021

(1)The number of shares of common stock being registered represents the sum of (a) 263,378,239 shares of common stock issued to certain shareholders in connection with the Merger, (b) 122,500,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the PIPE Investment, (c) 27,089,789 shares of common stock reserved for issuance upon the exercise of options to purchase common stock, and (d) 57,713,105 shares of common stock reserved for issuance upon the settlement of restricted stock units.
(2)Consists of (a) 8,000,000 warrants to purchase shares of common stock issued to a shareholder of SCH (which warrants were subsequently redeemed or exercised), and (b) 12,170,990 warrants to purchase shares of common stock issued in exchange for warrants of Social Finance, Inc. to purchase Series H preferred stock of SoFi in connection with the Merger (the “warrants”).
(3)Reflects the shares of common stock issued upon the exercise of outstanding SCH warrants and public warrants (each as defined in the Registration Statement on Form S-1 (No. 333-257092)).
(4)Reflects the shares of common stock that may be issued to certain shareholders upon the exercise of outstanding warrants, with each warrant exercisable for one share of common stock, subject to adjustment, for an exercise price of $8.86 per share.
(5)Represents 3,234,000 shares of Series 1 preferred stock issued in exchange for an equivalent number of shares of Series 1 fixed-to-floating rate cumulative redeemable preferred stock of SoFi (the “SoFi series 1 preferred”) in connection with the Merger. The shares of SoFi series 1 preferred were originally issued in a private placement transaction at a purchase price of $100 per share.